EXHIBIT 99.8

                      EMPLOYMENT AGREEMENT
                               OF
                         STEVEN J. BLAD


     THIS EMPLOYMENT AGREEMENT ( this "Agreement"), is entered into this 1st day of June, 1998, by and between CASINOVATIONS INCORPORATED, a Washington corporation, authorized to do business in Nevada (the "Company"), and STEVEN J. BLAD (the "Employee").

     The parties recite that:

          (a)   The Employee is currently the President
          and  Chief Executive Officer of the  Company,
          and   the  Company  desires  to  retain   the
          services of said Employee under the terms and conditions of this Agreement.

          (b)    The  Employee  and  the  Company  will
          receive benefits from this contract;  and  as
          such,  each agree to each be bound under  the
          terms   and  conditions  of  this  Agreement,
          including the non-compete and non-disclosure provisions herein.

          (c)    The  Company  desires  the  knowledge,
          skills and ability of the Employee for the benefit of the Company.

          (d)   The  Employee wishes to be retained  by
          the Company in accordance with the terms of this agreement.
          (e)   The  Employee recognizes the legitimate
          need of the Company for protection of its confidential information.

          (f)   The Company recognizes and acknowledges
          the value of the Employee's services and deems it necessary and desirable to retain the Employee's services for the period herein described.


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     NOW  THEREFORE, in consideration of the mutual promises  set forth herein, the Company and the Employee agree as follows:

     1.   EMPLOYMENT

     The Company hereby retains the Employee upon the terms and conditions hereinafter set forth, and the Employee hereby accepts said terms and conditions.

     2.   TERM AND RENEWAL

     Except as otherwise provided, this Agreement shall commence as of June 1, 1998, and continue for a term of eighteen (18) months, subject to the early termination provisions of Article 8. At the expiration date of this agreement, it shall be considered renewed for regular successive periods of one (1) year terms unless either party submits a notice of termination thirty (30) days prior to the end of the preceding period.

     3.   DUTIES

     The Company hereby retains the Employee as President and Chief Executive, and the Employee hereby promises to perform the duties related thereto and to perform such other duties as the
Company may from time to time assign. As directed by the appropriate representative(s) of the Company, the Employee shall also render services for and perform duties for entities related to the Company and for persons or entities having a contractual relationship with the Company requiring the Company to provide such services. The Employee shall perform all of his duties at such  place or places and at such times as the Company  shall  in good faith require and as the interest, needs, business or opportunity of the Company shall require. The Company, through its Board of Directors, retains the right to supervise the Employee in the performance of his duties.

     4.   TIME AND EFFORTS OF EMPLOYEE

     So long as this Agreement continues in effect, the Employee promises to devote his exclusive time and energies to the business affairs of the Company necessary to achieve the business objectives of the Company; use his best efforts, skills, and abilities to promote the Company's interest; perform the duties described in Article 3 of this Agreement; and to perform such other duties as may be assigned to him by the Company.

     5.   COMPENSATION AND BENEFITS

     5.1   COMPENSATION.    For  all  services  rendered  by  the
Employee under this Agreement and the Employee's obligation under Articles 6 and 7 herein, Employee will be compensated as follows:

          (a) Base Salary. The Employee shall receive a "Base Salary" for each calendar month under the term of this agreement of Twelve Thousand Five Hundred Dollars ($12,500.00) through December 31, 1998. From January 1, 1999 until December 31, 1999, the

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Employee  shall  receive a Base Salary for  each  calendar  month under this Agreement of Eighteen Thousand Five Hundred Dollars ($18,500) until such time as a new Base Salary is negotiated.
The   Base   Salary  shall  be  payable  in  equal   semi-monthly
installments on the first and fifteenth of each month.

          (b)   Stock Options.   In addition to the Base  Salary,
Employee shall receive "Stock Options" to purchase up to two hundred thousand (200,000) shares of the Company's common stock
("Shares") under the following terms and conditions:

          (i)   Upon  execution of this Agreement,  the
          Employee shall have a vested right to acquire up to one hundred thousand (100,000) Shares at One Dollar and Fifty Cents ($1.50) per
          Share. This option cannot be exercised until after six months from the effective date of the Agreement.

          (ii)   Upon   the  Employee  fulfilling   his
          obligations  and  the  Company  reaching  its
          goals for 1998, as reasonably established  by
          the  Board  of Directors of the Company,  the
          Employee  shall have the right to acquire  up
          to   an   additional  one  hundred   thousand
          (100,000)  Shares  at One  Dollar  and  Fifty
          Cents  ($1.50) per Share.   The determination
          of   whether   the  Employee  has   met   his
          obligations  and the Company has reached  its
          goals shall be made at the discretion of  the
          Company's Board of Directors.   The  Employee
          shall be entitled to a meeting with the Board
          of Directors during January, 1999, to discuss
          the  option  to  be paid hereunder,  if  any.
          The  Stock  Options to be issued  under  this
          subparagraph shall be vested in the  Employee
          on   January   31,  1999,  subject   to   the
          requirement that Employee continue to be President and Chief Executive Officer of the
          Company on January 31, 1999.

          (iii)     The Stock Options must be exercised
          within  five  (5)  years from  the  date  the
          Employee's rights are vested hereunder.   The
          Shares will be issued within Thirty (30) days after the Employee notifies his intent to exercise the options under this Agreement and tenders the purchase price to the Company.
          The Company offers no warranty as to the tradability of the Shares or as to whether such shares will be registered with the Securities and Exchange Commission.

          (iv)  If the Company is to be sold, a portion
          of  the  Stock  Options granted  pursuant  to
          paragraph    5.1(b)(i)   not    yet    vested
          hereinabove shall vest in the Employee thirty
          (30) days prior to such sale.   The number of
          Stock Options to vest under this subparagraph shall be determined pro rata based upon the number of Stock Options that the Employee may be entitled to for the year and the number of months the Employee was retained under this Agreement during

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          this same year.   For example, if the Company
          was  to  be  sold  on August  31,  1998,  the
          Employee  would have an additional  forty-two
          thousand, eight hundred and fifty-seven Stock
          Options  vest  on August 1, 1999.   [(100,000
          stock  options  for 7 months of  1998)  x  (3
          months of employment/ 7 months)].

          (v)   If  the  Company is sold,  all  of  the
          Options  granted to Employee under  paragraph
          5(b)(ii) will be vested in full as of the last business day prior to the sale of the Company.

          (vi)  For purposes of paragraph 5(b)(iv)  and
          (v)  hereof,  the  Company shall  notify  the
          Employee  in  writing of  (1)  the  impending
          sale,  (2)  the  right  of  the  Employee  to
          exercise the Stock Options and (3) the  terms
          and  conditions of the proposed sale  of  the
          Company.    For purposes herein, the  Company
          shall be deemed sold if substantially all  of
          its  assets  are sold, including patents  and
          goodwill, or the Company's stock is  sold  or
          transferred causing a change in the person or
          persons  who currently have majority  control
          of  the  Company.   This Paragraph  does  not
          apply  to  transfers of stock of the Company,
          (1)  by  an assignment to a revocable  living
          trust  in  which the holder is and remains  a
          trustee  and a beneficiary, or (2) by  reason
          of   death  of  the  holder.    It   is   the
          Employee's discretion to exercise  the  Stock
          Options  prior  to the proposed  sale.    Any
          Stock Options vested in this subparagraph shall remain vested in the Employee, whether or not they are exercised before the sale, under the terms of subparagraph (iii).

     5.2   PAYMENT OF COMPENSATION.   All payments made hereunder
shall be made to the Employee, unless the Employee notifies the Company otherwise.

     5.3 OTHER BENEFITS. The Employee shall be entitled to participate on a reasonable basis in any deferred compensation, medical reimbursement, pension, profit sharing, thrift, savings, vacation, group insurance, or other plan or program, and to receive any other benefits for which he is eligible and which the Company may provide for him or for its Employees generally. The Employee is entitled to a car allowance of Seven Hundred and Fifty Dollars ($750.00) per month.

     6.   CONFIDENTIAL INFORMATION

     6.1  DISCLOSURE OF CONFIDENTIAL INFORMATION.

          (a) Definition. "Confidential Information" shall mean and include all records of the accounts of customers, route books, customer lists, and any other records and books relating in any manner to the customers and/or suppliers of the Company (whether such records, books or lists are prepared by the
Employee  or  otherwise come into the possession or  use  of  the
Employee). "Confidential Information" shall also mean and include any product information,

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technical  data,  know-how, specifications, processes,  drawings, sketches, formulas, computations and any other information of any kind whatsoever, whether written or not, concerning any process, manufacture, composition of matter, plant, design, idea, method, system or plan in which the Company has a possessory interest and
which becomes known to Employee.   The Employee acknowledges that
the  Company's primary assets consist of its gaming  products  or
accessories.    Any  unauthorized disclosure  of  the  design  or
marketing of such products by the Employee shall violate this Article.

          (b) "Confidential Information" shall also mean and include any accounting, sales, advertising, marketing or management information, methods or techniques, any business plans, any computer programs and routines of the Company and any other information of any kind whatsoever, whether written or not, concerning, directly or indirectly, the Company, its plans, programs or operations, which information is not generally known in the businesses or industries in which the Company is or may become engaged during Employee's term of this Agreement.

          (c) Restriction on Use. Any Confidential Information received or developed by Employee shall be used only in the conduct by the Employee of the business of the Company. Such Confidential Information shall not be used by Employee for any other purpose unless otherwise directed or authorized in writing by the Company.

          (d) Protection of Confidential Information. The Company and the Employee expressly recognize and acknowledge that any Confidential Information disclosed to or developed by Employee will not, at any time either during or after the term of this agreement, in any manner, either directly or indirectly be divulged, disclosed, or communicated to any person, firm or corporation, or any other business entity by the Employee, nor shall the Employee use for his own benefit or for any other purpose than the exclusive benefit of the Company, its subsidiaries, successors, or assigns, Confidential Information or any information whatsoever concerning matters affecting or relating to the business of the Company which the Employee knows or has reason to know would be valuable to competitors or potential competitors of the Company, including but not limited to, Confidential Information or information relating to the Company's relationships with actual or potential customers or suppliers and to the needs and requirements of any such actual or potential customers. Furthermore, but not by was of limitation of the foregoing, the Employee shall not (i) make known to any firm, person or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them or (ii) call on, solicit, or take away or attempt to call on, any of the customers of the Company on whom the Employee called or with whom he became acquainted during his tenure with the Company, either for himself or for any other person, firm or corporation.

     6.2 BOOKS AND RECORDS. The Employee promises further that he shall not, without the prior written approval of the Company, make copies of any books, drawings, documents, records or other written or printed, photographic, encoded, taped, electrostatically or electromagnetically encoded data or information of whatever nature (the "Documents") of the Company; that he shall not, without the prior written approval of the Company, remove any of the foregoing from the premises of the Company; and that he shall not, without the prior written

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approval  of the Company, make available to third parties  access
to  said Documents of the Company.   The Employee agrees that all
records and books relating in any manner whosoever to the customers (whether actual or potential) of the Company, whether prepared by the Employee or otherwise coming into his possession shall be the exclusive property of the Company regardless of who
actually purchased the original book or record.   All such  books
and  records shall be immediately returned to the Company by  the
Employee  upon  any  termination  of  this  Agreement.    If  the
Employee  purchases  any  original  book  or  record,  he   shall
immediately inform the Company, which shall immediately reimburse the Employee.

     6.3 LIMITATION. Nothing contained in this Article or in any other part of this Agreement shall restrict the ability of the Employee to make, with the written consent of the Company and in the ordinary course of his employment, such disclosures as may be necessary or appropriate to the effective and efficient discharge of his duties to the Company.

     6.4 TERM. Notwithstanding any other provision of this Agreement, the provisions of this Article 6 shall continue in full force and effect for a period of Eighteen (18) months following the expiration or other termination of this Agreement.

     6.5 LIQUIDATED DAMAGES. In addition to an injunction preventing the dissemination or unauthorized use of Confidential Information as permitted by law, the parties agree that the reasonable amount of damages the Company will suffer for a breach of the provisions of Article 6 or Article 7 shall be One Hundred Thousand Dollars ($100,000); provided, however, that a breach of both Articles 6 and 7 shall total Two Hundred Thousand Dollars ($200,000) in damages.

     7.   EMPLOYEES COVENANT NOT TO COMPETE

     7.1  COVENANT NOT TO COMPETE.

          (a) General. The Company and the Employee expressly recognize and acknowledge that the Company is engaged in a business which is highly competitive; that any knowledge of the Company's Confidential Information or business affairs would give a competitor or potential competitor unfair competitive advantage over the Company' that consulting or employment, directly or indirectly, of the Employee anywhere in the area in which the Company conducts its business would give to such competitor an unfair competitive advantage and that the Employee possesses valuable skills and knowledge. In recognition of the aforementioned, the Employee and the Company hereby expressly agree that the restrictions on competition by the Employee contained in this Article 7 are reasonable, will not overburden the Employee, and are in the best interest of both the Employee and the Company.

          (b) Time Period and Area Covered. The Employee promises that, during the term of this Agreement, as set forth in
Article 2 hereof, and for a period of two (2) years after the expiration or other termination of this Agreement, he shall not either directly or indirectly engage in competition with the Company, or with any subsidiary, successor or appointee of the Company, as constituted during the term of this agreement as of his resignation, departure, discharge or termination with the Company in, Nevada, and within a fifty (50) mile radius of any

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Other  place of business operated by the Company as of such date.
The   Employee  acknowledges  that  the  Company's  business   is
international   and  that  the  solicitation  of  the   Company's
international  clients  in  competition  of  the  Company  is   a
violation of this Agreement.

          (c) Affiliations Covered. The Employee further promises that, during the term of this Agreement, as set forth in
Article  2  hereof, and for a period of two (2) years  after  the expiration or other termination of this Agreement, he shall not engage directly or indirectly as a proprietor, partner, shareholder, director, officer, employee, agent, or in any other capacity or manner whatsoever, in any business activity competitive with the business of the Company or of any subsidiary, successor or appointee of the Company, as constituted during his employment.

          (d) Board of Directors Approval. Either or both of the provisions contained in Subsections (b) and (c) above may be waived at any time in writing by the Board of Directors of the Company. Such waiver shall not be unreasonably withheld but no such waiver shall be considered as a waiver of any other term, covenant or provision of this agreement, nor shall it be considered a waiver of any subsequent action by the Employee.

     7.2 LIMITATION. Nothing contained in this Article 7 shall prevent the Employee from purchasing or causing or permitting to be purchased for his direct or indirect benefit securities of any corporation whose securities are regularly traded on any national or regional securities exchange; provided, however, that such purchase must not result in the direct or indirect beneficial ownership of more than one percent of any outstanding class of equity securities of any corporation engaged directly or indirectly in any trade or business activities competitive with that carried on by the Company without the written approval of the Company.

     7.3 LIQUIDATED DAMAGES. In addition to an injunction prevent the Employee from competing with the Company as allowed by law, the parties agree that the reasonable amount of damages the Company will suffer for a breach of the provisions of Article 6 or Article 7 shall be One Hundred Thousand Dollars ($100,000); provided, however, that a breach of both Articles 6 and 7 shall total Two Hundred Thousand Dollars ($200,000) in damages.

     8.   TERMINATION

     8.1    GROUNDS  FOR  TERMINATION.    This  Agreement   shall
terminate as it relates to the Employee upon the first to occur of the following events:

          (a)  The death of the Employee;

          (b) Immediately upon five (5) days written notice from the Company to the Employee "for cause." "For cause" is defined as:

          (i) a breach of the terms and conditions of this Agreement by the Employee (other than a breach described in subparagraph 8.1(b)(ii) herein below), including the performance of the Employee's obligations and duties herein, which remains uncured

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



          for a period of twenty (2) days after written notice by the Company to the Employee of any such breach;

          (ii) a breach of the terms and conditions of this Agreement by the Employee which breach consists of dishonest or criminal conduct, or such breach constitutes gross negligence by the Employee in failing to perform his duties and obligations under this agreement.

          (c) Upon the passing of fifteen (15) days after notice from the Company to the Employee of a bona fide decision by the Company to terminate its business.

     8.2 SEVERANCE PAY. If this Agreement is terminated for any reason, other than for a reason under Section 8.1(b)(ii), the Company shall pay the Employee, upon termination, severance pay in a one time lump sum equal to nine (9) months of the Employee's Base Salary in effect at the time of severance.

Under no circumstances shall the Employee be entitled to any Stock Option, which has not vested or accrued prior to the Employee's termination.

     8.3 EFFECT OF TERMINATION ON ARTICLES 6 AND 7. Notwithstanding the provisions of this Article, the provisions of Articles 6 and 7 will not terminate upon the occurrence of an event described above, but will continue in full force and effect for the term described in those Articles. The severance pay shall constitute additional consideration for the enforcement of such provisions.

     9.   MISCELLANEOUS

     9.1 ASSIGNMENT OF AGREEMENT. The knowledge and skills of the Employee are unique and his services bargained for by this Agreement may not be delegated by the Employee to any other person. This Agreement shall inure to the benefit of and be binding upon the Employee and his testate or intestate distributes, and the Company, its successors and assigns including, without limitation, any person, partnership, trust, corporation or other legal entity which may acquire all or substantially all of the Company's assets or which may acquire a controlling interest, either direct or beneficial, in the Company or with or into which the Company may be consolidated or merged. As used in this Agreement, the term "Company" shall include any such successor or assignee.

     9.2 REMEDIES. It is agreed that any breach of Article 6 or 7 of this Agreement by the Employee will result in irreparable injury to the Company and will authorize recourse by the Company to equitable remedies, including, but not limited to, affirmative or negative injunctive relief. It is further agreed that in the event of such breach, violation, or evasion of any of the Articles hereinbefore mentioned, or of any other Article herein, the Company may forthwith terminate this Agreement and thereafter be released from all claims of the Employee hereunder; provided, however, that such a termination shall not release the Employee from any warrant, covenant, term, or condition under Articles 6
or 7 of this Agreement.   Nothing contained herein

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shall  be  deemed  to  obligate the  Company  to  undertake  such termination and nothing contained herein shall be deemed to preclude the Company from pursuing any remedy, whether legal or equitable, which is available to it in the event of any breach, violation or evasion of any Article of this Agreement.

     9.3 ENFORCEMENT COSTS. The prevailing party shall be entitled to all costs of enforcing this Agreement, regardless of whether an action at law or in equity is commenced or maintained, including but not limited to, court costs and reasonable attorney's fees.

     9.4   WAIVER  OF BREACH.   The waiver of the breach  of  any
term of condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other terms of condition.

     9.5 SEVERABILITY. All terms and conditions contained in this Agreement are severable, and in the event that any of them shall be held or considered to be unenforceable by any court of competent jurisdiction, this Agreement shall be interpreted as if such unenforceable term or condition was not contained herein.

     9.6 LAW TO APPLY. This Agreement shall be governed by and interpreted according to the laws of the State of Nevada. Each party submits to the personal jurisdiction of all courts, whether Federal or State, within Nevada, and agrees that any action pertaining to this Agreement shall be brought in a court in Nevada.

     9.7 NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to his last residence as recorded on the records of the Company in the case of the Employee, or to the principal offices of the Company in the case of the Company.

     9.8 MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any term or condition herein contained shall be valid unless in writing and duly executed, nor shall any waiver or modification of this Agreement not duly executed as provided herein be deemed to be a part of this Agreement under any circumstances.

     9.9   GENDER, NUMBER, ETC.   Where applicable, the  singular
includes the plural, the masculine includes the feminine, and vice versa.,


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     IN   WITNESS   WHEREOF,  the  parties  have  executed   this
Agreement, delivery of which is hereby acknowledged, as of the date first above written.


CASINOVATIONS INCORPORATED



                            By: ________________________________

                           Its: ________________________________



                         STEVEN J. BLAD



                                ______________________________

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